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EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

The following list identifies the subsidiaries of the Company:

SUBSIDIARY NAME            STATE OF INCORPORATION

Astrochem Corporation      New Jersey
Lannett Holdings, Inc.     Delaware

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